                                                                    EXHIBIT 99.1



                                                            [PULITZER INC. LOGO]

FOR IMMEDIATE RELEASE


                              PULITZER INC. REPORTS
                          2004 SECOND-QUARTER EARNINGS


         ST. LOUIS, July 20, 2004 - Pulitzer Inc. (NYSE:PTZ) today announced that second-quarter 2004 net income was $11.8 million, or $0.54 per diluted share, compared with $11.4 million, or $0.53 per diluted share, in the prior year. Net income for the first six months of 2004 was $19.9 million, or $0.91 per diluted share, compared with $18.5 million, or $0.86 per diluted share, in the prior year.

         Second-quarter operating revenue increased 5.5 percent to $113.1 million from $107.1 million in the prior year, and operating income decreased
2.7 percent to $22.9 million. Included in operating expenses is a $1.5 million non-recurring expense related to the settlement of a lawsuit involving disputed distribution rights brought by a group of independent St. Louis Post-Dispatch home delivery carriers. Excluding this non-recurring expense, operating income increased 3.4 percent.

         Operating revenue for the first six months of 2004 increased 5.1 percent to $215.8 million, from $205.3 million in 2003, and operating income decreased 3.4 percent to $39.2 million. Absent the previously mentioned litigation settlement, operating income for the first six months of 2004 increased 0.2 percent over the comparable 2003 period.

         Results for 2004 and 2003 included investment losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally investments in new media companies and partnerships making similar investments). Results for 2004 also include $1.5 million in non-recurring expense related to the settlement of independent home delivery carrier litigation in St. Louis. Excluding these items from the 2004 and 2003 second-quarter and six-month periods, second-quarter 2004 base

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Page Two
Pulitzer Second-Quarter Earnings

earnings per diluted share were $0.58, compared with a similarly determined $0.54 per diluted share for the second quarter of 2003, and base earnings per diluted share for the first six months of 2004 were $0.95, compared with $0.89 in 2003.

         Commenting on the results, Robert C. Woodworth, president and chief executive officer, said, "We are very pleased with the Company's performance for the quarter. Advertising revenue increased 6.5 percent, reflecting strong growth in classified advertising, which was up 11.8 percent for the quarter, and in retail preprint revenue, which increased 9.4 percent.

         "The gain in classified was led by help wanted, up 10.6 percent in St. Louis and 38.8 percent at Pulitzer Newspapers, Inc. ("PNI"). At the Tucson Newspaper Agency ("TNI"), total classified was up 17.5 percent, with help wanted up 44.7 percent."

         Woodworth continued, "In addition, our focus on increasing local market share continues to pay off, with local territory retail revenues up 11.8 percent in St. Louis and 10.1 percent in Tucson. And Local Values, the Post-Dispatch's new direct mail initiative in St. Louis, is tracking according to plan and was a significant contributor to our growth in preprint revenue.

         "PNI continued to build market presence through strategic acquisitions. In early July, we purchased two weekly publications serving the Santa Ynez Valley, which are a great fit with our other Pulitzer Central Coast Newspapers publications in Santa Barbara County, California. Earlier in the quarter, we strengthened our operations in Bloomington, Illinois, through the acquisition of two monthly real estate magazines," Woodworth said.


FORECAST FOR 2004 (SEE NOTES)

         "We are reaffirming our guidance of full-year 2004 base earnings per fully diluted share of at least $2.10," Woodworth said.



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Page Three
Pulitzer Second-Quarter Earnings

RECONCILIATION OF BASE EARNINGS

                                                         Second Quarter           First Six Months
                                                      June 27,     June 29,     June 27,     June 29,
                                                        2004         2003         2004         2003
                                                     --------     --------     --------     ---------
DILUTED EARNINGS PER SHARE OF STOCK:

GAAP earnings per diluted share                      $   0.54     $   0.53     $   0.91     $   0.86
Losses from certain non-operating investments            0.00         0.01         0.00         0.03
Non-recurring litigation settlement expenses             0.04         0.00         0.04         0.00
                                                     --------     --------     --------     --------

Base earnings per diluted share                      $   0.58     $   0.54     $   0.95     $   0.89
                                                     ========     ========     ========     ========

o 2003 second-quarter results included net pretax charges of $0.3 million to adjust the carrying value of certain non-operating investments. Results for the first six months of 2004 and 2003 included net pretax charges of $42,000 and $1.1 million, respectively, to adjust the carrying value of certain non-operating investments.

o 2004 second-quarter and six-month results included pretax charges of $1.5 million for non-recurring litigation settlement expenses.

DISCUSSION OF GAAP-BASIS RESULTS

SECOND QUARTER

        Operating income for the second quarter of 2004 decreased 2.7 percent to $22.9 million, from $23.6 million in the prior year. Operating revenue increased 5.5 percent to $113.1 million, from $107.1 million in the second quarter of 2003.

         The 5.5 percent operating revenue increase reflects a 6.5 percent increase in advertising revenue and a 0.8 percent increase in circulation revenue. The advertising increase results from (a) a 5.4 percent increase in retail advertising revenue, including preprints, reflecting gains from local advertisers, growth in the healthcare, grocery and financial categories, and revenues from Local Values, the Post-Dispatch's new direct mail initiative; and
(b) an 11.8 percent increase in classified, reflecting a 17.0 percent increase in recruitment advertising, a 13.6 percent increase in real estate advertising, and a 9.4 percent increase in automotive advertising. The retail and




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Page Four
Pulitzer Second-Quarter Earnings

classified advertising revenue increases were partially offset by a 6.9 percent decrease in national advertising, principally due to weakness in the pharmaceutical, packaged goods and travel categories.

         Operating expenses for the second quarter of 2004 increased 7.6 percent to $94.4 million, principally due to (a) a 4.1 percent increase in labor and benefit expense resulting from salary increases, including a one-time payment related to the labor contract settlement in St. Louis, and increased healthcare and pension benefit costs, partially offset by a 2.3 percent decrease in FTE levels and a reduction in St. Louis postretirement expense; (b) a $1.5 million non-recurring expense related to the settlement of independent home delivery carrier litigation in St. Louis; (c) a 9.0 percent increase in newsprint expense, reflecting an 8.5 percent price increase over the second quarter of 2003; (d) incremental operating expenses from the 2003 and 2004 PNI newspaper acquisitions; and (e) increased postage and production expenses, one-time promotion expenses, and increased marketing expense related to Local Values, the Post-Dispatch's new direct mail initiative in St. Louis. These increases were partially offset by decreased bad debt expense resulting from the favorable resolution of Kmart pre-petition bankruptcy claims and collectibility issues, and decreased legal expense.

         TNI operating revenue increased 5.2 percent for the second quarter of 2004. Advertising revenue increased 7.3 percent due, principally, to strength in classified advertising revenue, primarily in the employment category, and increased preprint revenue. These increases were partially offset by weakness in retail and national ROP advertising revenue.

         TNI operating expense increased 4.3 percent due, principally, to price-related increases in newsprint expense and higher employee benefit costs. Equity in the earnings of TNI for the second quarter of 2004 increased 1.3 percent when compared to the second quarter of 2003.

         Interest expense, net of interest income, decreased for the second quarter to $3.8 million from $4.4 million in the same quarter of 2003, principally due to savings from the Company's interest rate swaps and higher yields on invested funds.

         The effective tax rates for the second quarters of 2004 and 2003 were
36.0 percent and 37.0 percent, respectively, reflecting the tax preferred nature of expense reductions associated with Medicare reform legislation as discussed in the footnotes to the attached Consolidated Statements of Income.



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Page Five
Pulitzer Second-Quarter Earnings

FIRST SIX MONTHS

         Operating income for the first six months of 2004 decreased 3.4 percent to $39.2 million, from $40.5 million in the prior year. Operating revenue increased 5.1 percent to $215.8 million, from $205.3 million in the first six months of 2003.

         The 5.1 percent operating revenue increase reflects a 6.1 percent increase in advertising revenue and a 1.3 percent increase in circulation revenue. The advertising increase results from (a) a 4.7 percent increase in retail advertising revenue, including preprints, reflecting gains from local advertisers, growth in the furniture, grocery and home improvement categories, and revenues from Local Values; and (b) an 11.3 percent increase in classified, reflecting a 14.2 percent increase in recruitment advertising, a 15.0 percent increase in real estate advertising, and a 7.9 percent increase in automotive advertising. The retail and classified advertising revenue increases were partially offset by a 6.3 percent decrease in national advertising, principally due to weakness in the pharmaceutical, telecommunication and travel categories.

         Operating expenses for the first six months of 2004 increased 6.7 percent to $184.8 million, principally due to (a) a 3.2 percent increase in labor and benefit expense resulting from salary increases and increased healthcare and pension benefit costs, partially offset by a 2.4 percent decrease in FTE levels; (b) a 9.6 percent increase in newsprint expense, reflecting an
8.9 percent price increase over the first six months of 2003; (c) non-recurring expenses of $1.5 million related to the settlement of independent home delivery carrier litigation in St. Louis; (d) incremental operating expenses from the 2003 and 2004 PNI newspaper acquisitions; and (e) increased postage and production expenses, one-time promotion expenses, and increased marketing expense related to Local Values. These expense increases were partially offset by decreased bad debt expense.

         TNI operating revenue increased 1.7 percent for the first six months of 2004. Advertising revenue increased 2.7 percent due, principally, to increased classified revenue, chiefly in the employment category, and increased preprint revenue. These increases were offset by weakness in retail and national ROP advertising revenue. TNI operating expense increased 2.7 percent due, principally, to price-related increases in newsprint expense and higher employee benefit costs. Equity in the earnings of TNI for the first six months of 2004 decreased 2.1 percent when compared to the first six months of 2003.



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Page Six
Pulitzer Second-Quarter Earnings

         Interest expense, net of interest income, decreased for the first six months to $7.4 million from $8.9 million in the same period of 2003, principally due to savings from the Company's interest rate swaps and higher yields on invested funds. In addition, the Company realized a $0.5 million gain on the sale of marketable securities in the first six months of 2004.

         The effective tax rates for the first six months of 2004 and 2003 were
36.4 percent and 37.0 percent, respectively, reflecting the tax preferred nature of expense reductions associated with Medicare reform legislation as discussed in the footnotes to the attached Consolidated Statements of Income.

DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)

DEFINITION OF COMPARABILITY

         The following discussion presents "comparable" results in order to illustrate the effects of year-to-year fluctuations on the full scope of our operations. Comparable revenue and expense from continuing operations are defined as reported revenue and operating expense including Pulitzer's 50 percent share of the TNI operations, and excluding the results of newspaper acquisitions absent in the comparable period of 2003. The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and subtracting revenue and operating income associated with the Company's newspaper acquisitions absent in the comparable period of 2003:



                                                  RECONCILIATION OF GAAP TO COMPARABLE-BASIS RESULTS
                                ------------------------------------------------------------------------------------
                                          Second Quarter Ended                           Six Months Ended
                                ----------------------------------------   -----------------------------------------
                                June 27,   June 29,  June 27,  June 29,     June 27,   June 29,  June 27,  June 29,
                                  2004       2003       2004       2003       2004       2003      2004      2003
                                      Revenue         Operating Income            Revenue          Operating Income
                                -------------------  -------------------   --------------------  -------------------
                                              (in millions)                               (in millions)
Pulitzer Inc. GAAP              $113.1     $107.1    $ 22.9    $ 23.6       $215.8     $205.3    $ 39.2    $ 40.5

Pulitzer 50% Share of Tucson
Newspaper Agency*                 13.9       13.2                             27.4       26.9

PNI Acquisitions                  (1.1)         0      (0.3)        0         (1.9)         0      (0.5)        0
                                ------     ------    ------    ------       ------     ------    ------    ------
Comparable Results              $125.9     $120.3    $ 22.6    $ 23.6       $241.3     $232.2    $ 38.7    $ 40.5
                                ======     ======    ======    ======       ======     ======    ======    ======

* GAAP operating income includes operating income from Pulitzer's 50 percent share of the Tucson Newspaper Agency.




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Page Seven
Pulitzer Second-Quarter Earnings

SECOND QUARTER

         On a comparable basis, operating income for the second quarter of 2004 decreased 4.0 percent on an operating revenue increase of 4.7 percent. Operating income for the second quarter of 2004 increased 2.2 percent, exclusive of litigation settlement costs. Advertising revenue increased 5.6 percent, with retail revenue, including preprints, up 4.0 percent and national revenue, including national preprints, down 6.8 percent. Second-quarter classified advertising revenue increased 11.1 percent from the comparable period in 2003, as a result of a 19.5 percent increase in employment advertising, an 8.2 percent increase in real estate advertising and an 8.8 percent increase in automotive advertising.

         The increase in comparable employment advertising revenue resulted from increases of 10.6 percent, 35.6 percent and 44.7 percent in St. Louis, at PNI and at TNI, respectively. The second-quarter 2004 employment advertising increase of 19.5 percent compares favorably to a 13.7 percent increase in the first quarter of 2004 and a 3.8 percent increase in the fourth quarter of 2003.

         The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:

                               -------------------------------------------------------------------------------------------
                                2ND      June     May     April   1st Qtr.  Full   4th     3rd     2nd    1st      Full
                                QTR.                                        Year   Qtr.    Qtr.    Qtr.   Qtr.     Year
                                2004     2004     2004     2004     2004    2003   2003    2003    2003   2003     2002
                               -------------------------------------------------------------------------------------------
COMPARABLE ADVERTISING

St. Louis Operations             +3.6%   +6.2%    +2.6%    +2.3%    +3.6%    +2.4%  +7.6%   -1.4%  +5.0%  -1.9%    +0.1%

Pulitzer Newspapers, Inc.       +10.3%   +9.5%   +10.9%   +10.5%    +7.4%    +1.2%  +3.2%   +1.8%  +1.0%  -1.6%    +3.4%
                               -------------------------------------------------------------------------------------------

    Pulitzer Inc.                +5.4%   +7.1%    +4.9%    +4.5%    +4.6%    +2.1%  +6.4%   -0.5%  +3.9%  -1.8%    +1.0%

Tucson Newspaper Agency (TNI)    +7.3%   +8.3%    +7.0%    +6.9%    -1.8%    +1.1%  +0.4%   -2.1%  +1.3%  +4.8%    -2.8%
                               -------------------------------------------------------------------------------------------

    Pulitzer Inc. (combined      +5.6%   +7.2%    +5.1%    +4.7%    +3.8%    +2.0%  +5.7%   -0.7%  +3.6%  -1.0%    +0.6%
    with 50% of TNI)
                               -------------------------------------------------------------------------------------------

         On a comparable basis, second-quarter 2004 operating expense increased
6.8 percent, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, non-recurring litigation settlement charges, and a one-time payment related to the labor contract settlement in St. Louis, comparable second-quarter 2004 operating expense increased 2.0 percent.



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Page Eight
Pulitzer Second-Quarter Earnings

FIRST SIX MONTHS

         On a comparable basis, operating income for the first six months of 2004 decreased 4.5 percent on an operating revenue increase of 3.9 percent. Operating income for the first six months of 2004 decreased 0.9 percent, exclusive of litigation settlement costs. Advertising revenue increased 4.8 percent, with retail revenue, including preprints, up 2.9 percent and national revenue, including national preprints, down 6.7 percent. Six-month classified advertising revenue increased 10.3 percent from the comparable period in 2003, as a result of a 16.7 percent increase in employment advertising, a 9.8 percent increase in real estate advertising and a 7.2 percent increase in automotive advertising.

         The increase in comparable employment advertising revenue resulted from increases of 8.5 percent, 32.1 percent and 40.6 percent in St. Louis, at PNI and at TNI, respectively.

         On a comparable basis, operating expense increased 5.7 percent in the first six months of 2004, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, non-recurring litigation settlement charges, and a one-time payment related to the labor contract settlement in St. Louis, comparable operating expense for the first six months of 2004 increased 2.5 percent.

BALANCE SHEET HIGHLIGHTS

         Cash and marketable securities increased 13.8 percent to $200.6 million from $176.2 million at December 28, 2003. Long-term debt, net of cash, marketable securities and restricted funds was $30.7 million at June 27, 2004.

                                     # # #

         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 65 weekly newspapers, shoppers and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden



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Page Nine
Pulitzer Second-Quarter Earnings

Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wisc. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 38 weekly papers and various niche publications.

         The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.


NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, exclude gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments), employment termination inducements associated with positions that will not be staffed, and certain non-recurring items. Gains or losses on the sale of marketable securities reflect activity in a strategic component of the Company's capital structure and are, therefore, included in the determination of "Base Earnings," and "Base Earnings per Diluted Share."

The Company cannot currently determine full-year 2004 investment gains and losses, if any, related to certain non-operating investments or future employment termination inducements, if any. The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and diluted earnings per share as a measure of performance.

However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.



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Page Ten
Pulitzer Second-Quarter Earnings

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with acquisitions absent in comparable periods in 2003. "Comparable" revenues and expenses, excluding the results of acquisitions absent in the comparable period of 2003, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.

SPECIAL NOTICE:

     Pulitzer Inc. will conduct a conference call for investors beginning at 10 a.m. EDT today. The webcast of the call can be accessed at www.pulitzerinc.com. Replays of the call will also be available at the same site. For more information, please contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.

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Page Eleven
Pulitzer Second-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)

                                                         Second Quarter Ended          Six Months Ended
                                                        June 27,       June 29,      June 27,      June 29,
                                                          2004           2003         2004          2003
                                                        --------      ---------     ---------     ---------
OPERATING REVENUES:
    Advertising
        Retail                                          $  30,996     $  29,977     $  58,825     $  56,537
        National                                            6,940         7,536        13,101        14,357
        Classified                                         35,510        31,766        67,757        60,852
                                                        ---------     ---------     ---------     ---------
            Total                                          73,446        69,279       139,683       131,746
        Preprints                                          17,166        15,803        31,384        29,535
                                                        ---------     ---------     ---------     ---------
            Total advertising                              90,612        85,082       171,067       161,281
    Circulation                                            20,464        20,297        41,032        40,493
    Other                                                   1,977         1,733         3,689         3,570
                                                        ---------     ---------     ---------     ---------
                Total operating revenues                  113,053       107,112       215,788       205,344
                                                        ---------     ---------     ---------     ---------

OPERATING EXPENSES:
    Payroll and other personnel expenses                   46,569        44,718        92,928        90,073
    Newsprint expense                                      12,086        11,091        23,122        21,094
    Depreciation                                            3,760         3,702         7,496         7,384
    Amortization                                            1,201         1,105         2,393         2,210
    Other expenses                                         30,777        27,140        58,885        52,434
                                                        ---------     ---------     ---------     ---------
                Total operating expenses                   94,393        87,756       184,824       173,195
                                                        ---------     ---------     ---------     ---------

  Equity in earnings of Tucson newspaper partnership        4,276         4,222         8,193         8,368
                                                        ---------     ---------     ---------     ---------

  Operating income                                         22,936        23,578        39,157        40,517

  Interest income                                           1,108           922         2,267         1,857
  Interest expense                                         (4,946)       (5,274)       (9,640)      (10,732)
  Net gain (loss) on sale of marketable securities            (55)           33           497            58
  Net loss on investments                                    (342)          (42)       (1,126)
  Other income                                                  4            (3)            8            18
                                                        ---------     ---------     ---------     ---------

INCOME BEFORE PROVISION FOR INCOME TAXES                   19,047        18,914        32,247        30,592

PROVISION FOR INCOME TAXES                                  6,855         7,003        11,739        11,328

MINORITY INTEREST IN NET EARNINGS OF
  SUBSIDIARY                                                  396           483           657           780
                                                        ---------     ---------     ---------     ---------

NET INCOME                                              $  11,796     $  11,428     $  19,851     $  18,484
                                                        =========     =========     =========     =========





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Page Twelve
Pulitzer Second-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                                       Second Quarter Ended        Six Months Ended
                                                      June 27,     June 29,     June 27,      June 29,
                                                       2004          2003        2004          2003
                                                      --------     --------     --------      -------
BASIC EARNINGS PER SHARE OF STOCK:

  Basic earnings per share                             $0.55         $0.53         $0.92        $0.87
                                                      ======        ======        ======       ======

  Weighted average number of shares outstanding       21,589        21,382        21,565       21,364
                                                      ======        ======        ======       ======

DILUTED EARNINGS PER SHARE OF STOCK:

  Diluted earnings per share                           $0.54         $0.53         $0.91        $0.86
                                                      ======        ======        ======       ======

  Weighted average number of shares outstanding       21,828        21,579        21,841       21,521
                                                      ======        ======        ======       ======




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Page Thirteen
Pulitzer Second-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Unaudited)

FOOTNOTES

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2003, the Company's fiscal year began on December 30, 2002 and ended on December 28, 2003. In 2004, the Company's fiscal year began on December 29, 2003 and will end on December 26, 2004.

Earnings Per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

New Accounting Pronouncements: In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as that term is defined in the Act) to Medicare Part D. FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("FSP 106-1"), which is effective for interim or annual financial statements for fiscal years which ended after December 7, 2003, permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act.

The Company decided to recognize the effects of the Act on the Company's accumulated postretirement benefit obligation ("APBO") and postretirement benefit costs initially in the first quarter of 2004. The Company has concluded that it qualifies for the subsidy under the Act since the prescription drug benefits provided under the Company's postretirement healthcare plans generally require lower premiums from covered retirees and have lower deductibles than the benefits provided in Medicare Part D and, therefore, are "actuarially equivalent" to or better than the benefits provided under the Act. In addition, the Company does not anticipate any material change in the participation rate or per capita claims costs as a result of the Act.

The Company estimates that the provisions of the Act will lower the APBO by approximately $12 million which will be treated as a negative prior service cost that will be amortized beginning on March 8, 2004. This amortization will result in a $1.3 million reduction to the APBO and postretirement benefit costs in 2004, against which no income tax provision will be made in accordance with the Act. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. The Consolidated Statements of Income incorporate expense reductions of $0.4 million and $0.5 million for the respective second quarter and first six month periods of 2004, against which no income tax provision has been made.

Reclassifications: Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

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